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                               AMENDMENT NUMBER 1

                                       TO

             10% CONVERTIBLE SUBORDINATED DEBENTURE, SERIES 2 No. 1
                              DUE DECEMBER 31, 2005
                                       OF
                         HIGHLANDS INSURANCE GROUP, INC.


                  THIS AMENDMENT NUMBER 1, dated as of April 30, 1997 (this "Amendment"), is entered into by and between Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), and the undersigned Holder of that certain 10% Convertible Subordinated Debenture, Series 2, No. 1, due December 31, 2005, of the Company, dated January 23, 1996 (the "Debenture"), pursuant to which the Company has promised to pay to the Holder the principal sum of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000) on December 31, 2005 and to pay interest thereon, all in accordance with the terms of the Debenture. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed thereto in the Debenture.

                                    RECITALS

                  A. The Company has entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of February 13, 1997 (as amended by Amendment Number 1 thereto, the "Merger Agreement"), by and among the Company, Highlands Acquisition Corp. and Vik Brothers Insurance, Inc.

                  B. Simultaneously with the closing of the transactions contemplated by, and certain transactions entered into in connection with, the Merger Agreement (collectively, the "Merger Transactions"), the Company will enter into a Credit Agreement, dated as of April 30, 1997 (the "Credit Agreement"), among the Company, various lending institutions listed from time to time on Annex I to the Credit Agreement (each a "Bank" and collectively, the "Banks") and The Chase Manhattan Bank, as administrative agent, in order to provide financing for, among other things, certain of the Merger Transactions.

                  C. Section 6.9(a) of the Merger Agreement and Section 4.01(n) of the Credit Agreement require certain amendments to be made to the terms of the Debenture.

                  D. Pursuant to Section 9 of the Debenture, the Company and the Holder wish to amend the terms of the Debenture as set forth below in order to comply with Section 6.9(a) of the Merger Agreement and Section 4.01(n) of the Credit Agreement.





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                  Now therefore, in consideration of the foregoing and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Holder agrees as follows:


                                    AGREEMENT


                  1. Amendment to Section 2(a) of the Debenture. Section 2(a) of the Debenture is hereby deleted and replaced in its entirety with the following new Subsection 2(a):

                           (a) Senior Indebtedness. "Senior Indebtedness" means the principal of, premium, if any, and unpaid interest (including without limitation any interest accruing from and after the date of any filing made in respect of the Company or any of its Subsidiaries pursuant to Chapter 11 of Title 11 of the U.S. Code, whether or not a claim for such interest would be recognized or allowed in such proceeding) on the following, whether outstanding at the date hereof or thereafter incurred or created: (i) Indebtedness of the Company for money borrowed (including purchase-money obligations), evidenced by notes or other written obligations, (ii) Indebtedness of the Company evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument, (iii) obligations of the Company as lessee under Capital Leases and under leases of property made as part of any sale and leaseback transactions, (iv) Interest Rate Agreements of the Company, (v) Indebtedness of others of any of the kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by the Company and (vi) renewals, extensions and refundings of, and Indebtedness and obligations of a successor person issued in exchange for or in replacement of, Indebtedness or obligations of the kinds described in the preceding clauses (i) through
         (v); provided, however, that the following shall not constitute Senior
         Indebtedness: (A) any Indebtedness or obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding; it is expressly provided that such Indebtedness or obligation is subordinate in right of payment to all other Indebtedness of the Company not expressly subordinated to such Indebtedness or obligation; (B) any Indebtedness or obligation which by its terms refers explicitly to the Debentures and states that such Indebtedness or obligation shall not be senior in right of payment thereto; (C) any Indebtedness or obligation of the Company in respect of the Debentures;
         (D) Indebtedness or other obligations of the Company to a Subsidiary of the Company; and (E) Indebtedness guaranteed by the Company on behalf of any stockholder, director, officer or employee of the Company or any of its Subsidiaries.




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                  2. Amendment to Section 3(a)(vi). Section 3(a)(vi) of the
Debenture is hereby deleted and replaced in its entirety with the following new
Section 3(a)(vi):

                           (vi) There shall be a default or an event of default under any bond, debenture, note or other evidence of Indebtedness of the Company or any Significant Subsidiary (other than the Debentures) or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created, if such default
         (A) results from the failure to pay principal of any such Indebtedness at final scheduled maturity (unless extended), or (B) results in an acceleration of an obligation to pay the principal of any such Indebtedness, and in the case of either clause (A) or (b), the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness, aggregates $5 million or more at any one time; or

                  3. Amendment to Section 11 of the Debenture. Section 11 of the Debenture is hereby amended by adding the following new paragraph after the last paragraph in Section 11 and immediately prior to Section 12:

                           Notwithstanding any provision of this Section 11 to the contrary, prior to mailing a Change of Control notice (as described in this Section 11(a)-(g), the "Change of Control Notice"), the Company will either (i) repay in full the Senior Credit Facility (or any permitted refinancing thereof) or offer to make such repayment and repay the Indebtedness of each Bank which accepts such offer or (ii) obtain a consent under the Senior Credit Facility (or under the documentation with respect to any permitted refinancing thereof) permitting the Company to repurchase the Debentures. The Company shall first comply with the foregoing undertaking before it shall be required to repurchase any Debentures provided that the failure to so comply may become an Event of Default to the extent the provisions of Section 3(a)(iii) are satisfied.

                  4. Section 12 of the Debenture is hereby amended by inserting the following terms and definitions in alphabetical order into Section 12:

                                    "Affiliate" shall mean, with respect to a
                  specified Person, any other Person which controls, is controlled by or is under common control with such specified Person.

                                    "Interest Rate Agreement" shall mean any
                  interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement to protect against fluctuations in interest rates.



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                                    "Senior Credit Facility" shall mean that
                  certain Credit Agreement, dated as of April 30, 1997, among the Company, various lending institutions and The Chase Manhattan Bank, as administrative agent, as amended, supplemented, extended or otherwise modified from time to time.

                  5. Notwithstanding any provision of the Debenture to the contrary, the issuance of Common Stock pursuant to the Merger Agreement and the Merger Transactions shall not (i) constitute a Change of Control pursuant to the Debenture, (ii) result in an adjustment to the number of shares of Common Stock issuable upon conversion of the Debenture and (iii) result in an adjustment of the exercise or conversion price of the Debenture.

                  6. This Amendment may be executed in two or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

                  7. All other provisions of the Debenture shall not be affected by this Amendment and shall remain in full force and effect.

                       [SIGNATURES CONTAINED ON NEXT PAGE]




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                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

                                    HIGHLANDS INSURANCE GROUP, INC.


                                    By: _______________________________________
                                    Name:______________________________________
                                    Title:_____________________________________






HOLDER:                              __________________________________________
                                                 RICHARD M. HAVERLAND




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